                                                                     EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING
AT PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR
THE QUARTER ENDED JUNE 30, 1997

                                                                            Quarter Ended
                                                                            June 30, 1997
                                                                            --------------
Net earnings (in thousands)                                                 $       50,761
                                                                            ==============


Computation of weighted average
number of common shares outstanding :

Issued:  60,377,900 shares

Weighted average common shares outstanding                                      60,350,547
Plus: Incremental shares applicable to stock options                               582,800
                                                                            --------------
Weighted average common shares & equivalents                                    60,933,347
                                                                            ==============

Primary and fully diluted earnings per common share                         $          .83
                                                                            ==============